                                                                      Exhibit 1C

                      TRANSACTIONS IN SHARES OF THE COMPANY
                   SINCE AMENDMENT NO. 4 TO THIS SCHEDULE 13D

        The Reporting Persons engaged in the following transactions in Shares of the Company since April 8, 1999, the date of the most recent Amendment to this
Schedule 13D. All transactions were effected on April 19, 1999 pursuant to the terms of a privately negotiated Stock Purchase Agreement dated April 19, 1999.


      Reporting Person with Direct                 Number             Price per Share
          Beneficial Ownership                   of Shares                  (net)
          --------------------                   ---------                  -----
Relational Investors, LLC                           355,126               $   13.00
Relational Investors, L.P.                        2,445,861               $   13.00
Relational Fund Partners, L.P.                       63,409               $   13.00
Relational Coast Partners, L.P.                      90,970               $   13.00
Relational Coast Partners, L.P.                     269,734               $   13.00